Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

July 19, 2022

Symbotic Inc.,

200 Research Drive,

Wilmington, MA 01887.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of up to 554,976,655 shares (the “Securities”) of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of Symbotic Inc., a Delaware corporation (the “Company”), which may be sold by the selling securityholders named in the registration statement relating to such Class A Common Stock (the “Registration Statement”), which consist of (a) 49,740,000 shares of Class A Common Stock (the “Secondary Shares”) and (b) 505,236,655 shares of Class A Common Stock issuable in exchange for units of Symbotic Holdings LLC (including certain earnout interests to which such unitholders may be entitled and unvested warrant units) pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Symbotic Holdings LLC (the “LLC Agreement”), the Agreement and Plan of Merger, dated as of December 12, 2021, by and among SVF Investment Corp. 3, Warehouse Technologies LLC, Symbotic Holdings LLC and Saturn Acquisition (DE) Corp. (the “Business Combination Agreement”), and the Warrant to Purchase Common Units, dated as of June 7, 2022, between Symbotic Holdings LLC and Walmart Inc. (the “Warrant”) (such shares of Class A Common Stock, the “Symbotic Holdings Shares”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1. The Secondary Shares have been validly issued and are fully paid and nonassessable.

2. When the Registration Statement has become effective under the Securities Act and the Symbotic Holdings Shares have been issued in accordance with the provisions of the LLC Agreement, the Business Combination Agreement and/or the Warrant, as applicable, the Symbotic Holdings Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 relating to the Securities and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP